Exhibit 99.2

CardioTech International , Inc.

Investor Conference Call

THU June 17  4:10 pm

Gentry.   Good afternoon ladies and gentlemen and welcome to CardioTech’s  fiscal 2004 conference call. I am Dave Gentry, with the Aurelius Consulting Group.

Participating in the conference call today from Wilmington is Dr. Michael Szycher, President and CEO of CardioTech and Tom Lovett, the VP of Finance.

Additionally, joining us from California is Doug Whittaker, the President of our Gish Biomedical subsidiary, Les Taeger, CFO, and from Minnesota is Liann Johnson the General Manager of our CDT subsidiary.

Today CardioTech issued a Press Release regarding the financial performance of fiscal 2004. Regarding  the release, we will make some preliminary statements concerning our progress, and then  we will open the call for questions.

One final note before we begin, our remarks and responses to questions may contain some forward looking statements within the meaning of the Safe Harbor regulation.

I would now like to turn the call over to Dr. Michael Szycher:

Dr. Szycher: I would like to provide our participants with a brief summary of  CardioTech’s financial position as of March 31, 2004 .

Revenues for  2004 were $21,800,000 compared to $3,400,000 for 2003.  These activities generated a positive cash flow of $431,000, compared to a negative cash flow of $675,000 for the previous year. We were able to generate this positive cash flow, in spite of the ongoing clinical trials for the coronary bypass in Brazil.

Fiscal year 04 resulted in a reported net loss for the year of $0.10 a share compared to a net loss of $0.11 per share a year ago.  While the improvement looks small, I want to call your attention to the “diamond in the rough”. As we have shown in the press release, the current year net loss included several significant items in the current year which we encourage you to evaluate separately in judging the Company’s performance. These items comprised $.06 a share of the $.10 per share net loss in fiscal 2004.

I would also like to emphasize that we have a strong balance sheet, with shareholder’s equity of almost $23, million, no long-term debt  and over $7 million  in cash, as of March 31.

Because Gish represents such a large portion of our revenues, we think it is appropriate to discuss Gish operating results separately. For the year, Gish had sales of $17,781,000, and generated positive cash flow from operations of $323,000. Beginning in FY 05 we expect an acceleration in Gish’s growth due to three factors: (1) introduction of heparin-coated products, (2) increased international sales, and (3) gains in domestic market share, because of the technical superiority of our products.

We are satisfied at the continual progress of patients that received a coronary bypass. We will have a lot more to say in August, when the first patient reaches the one year milestone post implantation.

Our CDT division ended the year at $2,966,000 in sales, in line with our budget of about $3 million in sales, compared to FY 03 with sales of $2,343,000 a 27% increase. We are very optimistic about the prospects for CDT since it competes in the outsourcing market and is growing at a rate greater than the industry average, a segment that is growing at an estimated 15-20% annually.  We anticipate sustainable organic growth rates from our CDT division, as well as additional growth opportunities through accretive acquisitions.

Lastly, as you know a week ago we announced that Dermaphylyx received the Medicare Participating Provider status from the Centers for Medicare, meaning that medicare patients with a doctor’s prescription can now order wound dressing products directly from Dermaphylyx at no cost to them. Dermaphylyx will be reimbursed by medicare. This is a major point of differentiation between us and our competitors.

                This concludes our prepared remarks. We will now open the conference to all.

                You may direct your questions to any member of management.